Exhibit 3.1

ARTICLES OF AMENDMENT TO

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF TRI-S SECURITY CORPORATION

In accordance with Sections 14-2-602 and 14-2-1006 of the Georgia Business Corporation Code (the “Code”), TRI-S SECURITY CORPORATION (the “Corporation”), a corporation organized and existing under and by virtue of the Code, DOES HEREBY CERTIFY:

1.	The name of the Corporation is Tri-S Security Corporation.

2.	Article Five of the Corporation’s Amended and Restated Articles of Incorporation is hereby amended to provide for the establishment and designation of a new “Series E Preferred Stock” by adding a new Section 5.8 to the end of Article Five of the Corporation’s Amended and Restated Articles of Incorporation, the text of which new Section 5.8 is set forth on Schedule “A” attached hereto and made a part hereof.

3.	The amendment was duly adopted on July 16, 2009, by the Corporation’s Board of Directors, and shareholder action was not required pursuant to the authority granted in Section 5.3 of the Corporation’s Amended and Restated Articles of Incorporation and Section 14-2-602 of the Code.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed by the undersigned duly authorized officer, this 5th day of August 2009.

TRI-S SECURITY CORPORATION

By:	/s/ Ronald G. Farrell
Name:	Ronald G. Farrell
Its:	Chief Executive Officer

Schedule A

5.8 SERIES E PREFERRED STOCK. The Corporation shall be authorized to issue a series of preferred stock, par value $1.00 per share (the “Preferred Stock”), the designation of which shall be the Series E Preferred Stock (the “Series E Preferred Stock”), having the following relative rights and preferences:

(A) Amount. The number of shares constituting the Series E Preferred Stock is 150,000. Such number of shares may be increased or decreased by resolution of the Board of Directors of the Corporation (the “Board”); provided, however, that no decrease will reduce the number of shares of Series E Preferred Stock to a number less than the number of shares then-outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation and convertible into Series E Preferred Stock.

(B) Dividends and Distributions.

(i) Subject to the rights of the holders of any shares of any series of Preferred Stock ranking prior to the Series E Preferred Stock with respect to dividends, the holders of shares of Series E Preferred Stock, in preference to the holders of the Company’s common stock, par value $.001 per share (the “Common Stock”), and of any other junior stock, will be entitled to receive, when, as and if declared by the Board out of funds legally available for the purpose, dividends payable in cash (except as otherwise provided below) on such dates as are from time to time established for the payment of dividends on the Common Stock (each such date being referred to herein as a “Dividend Payment Date”), commencing on the first Dividend Payment Date after the first issuance of a share of Series E Preferred Stock (the “First Dividend Payment Date”), in an amount per share (rounded to the nearest cent) equal to, subject to the provision for adjustment hereinafter set forth, equal to one hundred (100) times the aggregate per share amount of all cash dividends, and one hundred (100) times the aggregate per share amount (payable in kind) of all non-cash dividends, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Dividend Payment Date or, with respect to the First Dividend Payment Date, since the first issuance of any share of Series E Preferred Stock. In the event that the Corporation at any time: (a) declares a dividend on the outstanding shares of Common Stock payable in shares of Common Stock, (b) subdivides the outstanding shares of Common Stock, (c) combines the outstanding shares of Common Stock into a smaller number of shares or (d) issues any shares of its capital stock in a reclassification of the outstanding shares of Common Stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing or surviving corporation), then, in each such case and regardless of whether any shares of Series E Preferred Stock are then issued or outstanding, the amount to which holders of shares of Series E Preferred Stock would otherwise be entitled immediately prior to such event will be correspondingly adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(ii) The Corporation will declare a dividend on the Series E Preferred Stock as provided in Section 5.8(B)(i) hereof immediately after it declares a dividend on the Common Stock (other than a dividend payable in shares of Common Stock). Each such dividend on the Series E Preferred Stock will be payable immediately prior to the time at which the related dividend on the Common Stock is payable.

(iii) Dividends will accrue, and be cumulative, on outstanding shares of Series E Preferred Stock from the Dividend Payment Date next preceding the date of issue of such shares, unless: (a) the date of issue of such shares is prior to the record date for the First Dividend Payment Date, in which case dividends on such shares will accrue from the date of the first issuance of a share of Series E Preferred Stock, or (b) the date of issue is a Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series E Preferred Stock entitled to receive a dividend and before such Dividend Payment Date, in either of which events such dividends will accrue, and be cumulative, from such Dividend Payment Date. Accrued but unpaid dividends will cumulate from the applicable Dividend Payment Date but will not bear interest. Dividends paid on the shares of Series E Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares will be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board may fix a record date for the determination of holders of shares of Series E Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date will be not more than sixty (60) calendar days prior to the date fixed for the payment thereof.

(C) Voting Rights. The holders of shares of Series E Preferred Stock shall have the following voting rights:

(i) Subject to the provision for adjustment hereinafter set forth and except as otherwise required by law, each share of Series E Preferred Stock shall entitle the holder thereof to one hundred (100) votes on all matters upon which the holders of the Common Stock are entitled to vote. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series E Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(ii) Except as otherwise provided herein, in any other Articles of Amendment creating a series of Preferred Stock or any similar stock, and except as otherwise required by law, the holders of shares of Series E Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

(iii) Except as otherwise provided herein, or as otherwise provided by law, holders of Series E Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

(D) Restrictions.

(i) Whenever dividends or other dividends or distributions payable on the Series E Preferred Stock are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series E Preferred Stock outstanding have been paid in full, the Corporation will not:

(a) Declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) (“Junior Stock”) to the shares of Series E Preferred Stock;

(b) Declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) (“Parity Stock”) with the shares of Series E Preferred Stock, except dividends paid ratably on the shares of Series E Preferred Stock and all such Parity Stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(c) Redeem, purchase or otherwise acquire for consideration shares of any Junior Stock; provided, however, that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such Junior Stock in exchange for shares of any other Junior Stock of the Corporation; or

(d) Redeem, purchase or otherwise acquire for consideration any shares of Series E Preferred Stock, or any shares of Parity Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board) to all holders of such shares upon such terms as the Board, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, may determine in good faith will result in fair and equitable treatment among the respective series or classes.

(ii) The Corporation will not permit any majority-owned subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under Section 5.8(D)(i) hereof, purchase or otherwise acquire such shares at such time and in such manner.

(E) Reacquired Shares. Any shares of Series E Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever will be retired and canceled promptly after the acquisition thereof. All such shares will upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Corporation’s Articles of Incorporation or in any other Articles of Amendment creating a series of Preferred Stock or any similar stock or as otherwise required by law.

(F) Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution will be made: (i) to the holders of shares of Junior Stock unless, prior thereto, the holders of shares of Series E Preferred Stock have received an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment; provided, however, that the holders of shares of Series E Preferred Stock will be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to liquidation payment of $100 but will be entitled to an aggregate per share liquidation payment of one hundred (100) times the payment made per share of Common Stock or (ii) to the holders of shares of Parity Stock, except distributions made ratably on the shares of Series E Preferred Stock and all such Parity Stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation at any time: (a) declares a dividend on the outstanding shares of Common Stock payable in shares of Common Stock, (b) subdivides the outstanding shares of Common Stock, (c) combines the outstanding shares of Common Stock into a smaller number of shares or (d) issues any shares of its capital stock in a reclassification of the outstanding shares of Common Stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing or surviving corporation), then, in each such case and regardless of whether any shares of Series E Preferred Stock are then issued or outstanding, the aggregate amount to which each holder of shares of Series E Preferred Stock would otherwise be entitled immediately prior to such event will be correspondingly adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(G) Consolidation, Merger, Etc. In the event that the Corporation enters into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash or any other property, then, in each such case, each share of Series E Preferred Stock will at the same time be similarly exchanged for or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to one hundred (100) times the aggregate amount of stock, securities, cash or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation at any time: (i) declares a dividend on the outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivides the outstanding shares of Common Stock, (iii) combines the outstanding shares of Common Stock in a smaller number of shares or (iv) issues any shares of its capital stock in a reclassification of the outstanding shares of Common Stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing or surviving corporation), then, in each such case and regardless of whether any shares of Series E Preferred Stock are then issued or outstanding, the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series E Preferred Stock will be correspondingly adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(H) Redemption. The shares of Series E Preferred Stock are not redeemable.

(I) Rank. The Series E Preferred Stock rank, with respect to the payment of dividends and the distribution of assets, junior to all other series of the Corporation’s Preferred Stock, unless the terms of such series shall so provide.

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